Exhibit 5.1

Freshfields Bruckhaus Deringer LLP
Attorneys at Law
Nabriva Therapeutics AG Leberstrasse 20 1110 Vienna Austria

em. Dr Heinz H Löber, MCJ
em. DDr Georg Bahn
Dr Günther J Horvath, MCJ
Mag Dr Willibald Plesser
Mag Dr Thomas Zottl
Dr Christof Pöchhacker, MCL
Dr Stefan Köck, LL M
Dr Michael Sedlaczek
Dr Thomas Kustor, LL M
Dr Friedrich Jergitsch
Mag Dr Bertram Burtscher
Dr Konrad Gröller
Dr Farid Sigari-Majd
Dr Florian Klimscha, LL M
Dr Stephan Denk
Dr Stephan Pachinger, LL M
Dr Alfred Zehner, LL M
Dr Mario Züger
Dr Sabine Prossinger
Mag Dr Michal Dobrowolski
Dr Lutz Riede, LL M
Dr Karin Buzanich-Sommeregger
Dr Ludwig Hartenau
Mag Johannes Lutterotti
Dr Felix Neuwirther
Dr Lukas Bauer

Dr Eva Katharina Hickl, LL M
Dr Sandra Gutmann, LL M
Mag Niamh Leinwather
Dr Anna K Wolf-Posch, LL M
Dr Maria Dreher
Dr Christian Jöllinger, LL M
Dr Dora Rendessy
Mag Dr Désirée Prantl, LL M
Mag Florian Weixelbaum, LL M
Mag Alma Zadic, LL M
Dipl-Ing Mag Dr Gernot Fritz
Mag Mathias Lehner, LL M
MMag Oliver-Christoph Günther, LL M
MMag Daniel Lungenschmid
European lawyer established in Austria:
Lic iur Eliane Fischer, MIA
Not admitted as attorney-at-law in Austria:
Univ Prof Dr Claus Staringer, Tax Advisor
Jenny W T Power, JD (Florida, USA)
Christopher J Hall, JD
(Virginia, Washington, DC, USA)
Amanda Neil, BA LL B (Hons) (England and
Wales, New South Wales, Australia)
Blair Day, B Com LL B (Hons)
(England and Wales, Victoria, Australia)

October 21, 2016	Doc ID DAC22116997/16 Our Ref 137907-0001 TZ	Vienna Seilergasse 16 1010 Vienna T +43 1 515 15 0 (Switchboard) D +43 1 515 15 209 (Direct) F +43 1 512 63 94
NABRIVA THERAPEUTICS AG — Form F-3 Registration Statement under the Securities Act of 1933		E thomas.zottl@freshfields.com www.freshfields.com

Dear Sir / Madam,

Introduction

1.     We are acting as legal advisers to Nabriva Therapeutics AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of the Republic of Austria, registered under number FN 269261 y with the commercial register (Firmenbuch) of the Vienna Commercial Court (the Company) in connection with its filing of a Registration Statement on Form F-3 (the Registration Statement) with the U.S. Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act) for the registration of no par value common shares (the New Shares), and rights to subscribe for the New Shares of existing shareholders (the Rights), of the Company, at an aggregate initial offering price not to exceed $75,000,000, with each New Share having a notional par value of EUR 1.00 per share. The New Shares may be offered to investors indirectly via the issuance of American Depository receipts (ADS).

Capitalized terms used and not otherwise defined herein have the meaning assigned to such terms in

Freshfields Bruckhaus Deringer LLP is a limited liability partnership with its registered office at 65 Fleet Street, London EC4Y 1HS, England. It is registered with the Registrar of Companies for England and Wales at Companies House under company number OC334789 and is authorised and regulated by the Solicitors Regulation Authority. Freshfields Bruckhaus Deringer LLP, Zweigniederlassung Wien is registered with the commercial register of the Commercial Court of Vienna under no FN 311246 s.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Please refer to www.freshfields.com/support/legalnotice for further information.

the Registration Statement. In this opinion, “Austria” means the Republic of Austria.

Scope of Opinion

2.     The undersigned is admitted to the bar in Vienna, Austria and licensed as an attorney-at-law in Austria. This opinion is, therefore, limited to matters of Austrian law as presently in effect. Our opinions expressed herein are given on the basis that they represent a fair view of the legal position (vertretbare Rechtsansicht) under Austrian law but do not purport to reflect all positions taken by the courts and academic literature in the past with respect to a particular legal issue. We assume no obligation to update the opinions expressed herein if laws, facts or circumstances change after the date hereof. We have not investigated and do not express or imply an opinion with respect to the laws of any jurisdiction other than Austria. In particular, this opinion does not address itself to matters arising out of or in connection with the issuance or the listing of the ADS on The NASDAQ Global Market. We have not been instructed to review any tax or regulatory matters (other than those expressly mentioned in this opinion) and (except as stated otherwise in this opinion) any reference to Austrian law herein shall exclude the law relating to such matters. Except as necessary or appropriate for the purposes of this opinion, we have not independently verified factual matters for the purposes of this opinion, and our opinion does not purport to express or imply any opinion with regard to such matters, including the adequacy of any of the economic terms of the transactions contemplated in the Documents (as defined below). Nothing herein should be taken as expressing an opinion with respect to the representations and warranties or other factual statements (other than any facts that are the subject of this opinion), contained in the Documents (as defined below). Where this opinion letter refers to facts or documents “known to us” or statements are made based upon “our knowledge”, and in all other similar circumstances, such knowledge shall only be relevant with regard to the conscious awareness of those lawyers of our firm having worked specifically on the transaction being the subject matter of this opinion.

Language, Governing Law and Jurisdiction

3.     In this opinion, Austrian legal terms have been translated into English. These translations may not always reflect the exact meaning of the terms in German. This opinion, therefore, may only be relied upon under the express condition that any issues arising hereunder (including, without limitation, issues of interpretation) will be governed by and construed in accordance with Austrian law as at the date of this opinion. The courts of Vienna, Austria shall have exclusive jurisdiction with respect to any matters of liability arising hereunder.

Documents Reviewed

4.     In rendering this opinion, we have examined the following documents:

(a)                                a copy of the Company’s articles of association (Satzung), as amended in the shareholders’

meeting dated August 25, 2016 (the Articles);

(b)                                a copy of the resolution of the management board (Vorstand) of the Company and the supervisory board (Aufsichtsrat) of the Company authorizing and approving the filing of the Registration Statement; and

(c)                                 a copy of the Registration Statement originally filed by the Company with the Commission on October 21, 2016 pursuant to the Securities Act and the rules and regulations promulgated thereunder (the Rules)

In addition, we have reviewed such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion. The documents referred to in paragraphs (a) to (c) are hereinafter collectively referred to as the Documents. We have not reviewed any other documents for the purposes of this opinion.

Searches and Enquiries

5.     We have not made any searches or enquiries for the purposes of giving this opinion other than:

(a)                                 an extract from the main book (Hauptbuch) of the commercial register (Firmenbuch) reflecting the entries in the commercial register regarding the Company, made on-line from the commercial register database on the date of this opinion (the Commercial Register Extract);

(b)                                 on-line searches on the date of this opinion of the insolvency database (Insolvenzdatei) accessible via the relevant website (http://www.edikte1.justiz.gv.at) regarding any entries in the insolvency database concerning the Company; and

(c)                                  an online search on the date of this opinion with the insolvency registers interconnection search interface of the European e-Justice Portal accessible via the relevant website (https://e-justice.europa.eu) regarding any entries in the insolvency databases of participating member states concerning the Company,

(the Searches).

Assumptions

6.     In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)                                 the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us (whether as originals or copies);

(b)                                 the conformity to originals of all Documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies (or any other means);

(c)                                  that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)                                 that nothing in this opinion is affected by any document other than the Documents;

(e)                                  that the information revealed by the Searches is accurate and complete in all respects as of the date of the Searches and that no changes to the facts related therein have occurred between the date the Searches were made and the date hereof;

(f)                                   that the Company’s shareholder meeting at which the resolutions to authorize the management board, subject to the supervisory board, to increase the share capital by issuing the New Shares (authorized capital) was passed, was duly called, convened and held in full compliance with all applicable laws;

(g)                                  that prior to the issuance of the New Shares the shareholders of the Company will not have taken any action for the winding up or dissolution of the Company and no proceedings will have been instituted for the winding up, liquidation or appointment of a receiver, trustee or similar officer in respect of all or any part of the undertaking, property, revenues or assets of the Company and nothing similar will have occurred under the laws of any applicable jurisdiction;

(h)                                 that all individuals who will actually sign or who have signed the Documents (i) have sufficient legal competency and capacity to act (i.e. are of sufficient legal age without mental disability or incapacity) and (ii) are in fact the persons whose names appear on the signature pages of the relevant Documents;

(i)                                     that neither the New Shares nor the Rights will be publicly offered in Austria within the meaning of the Austrian Capital Markets Act;

(j)                                    that the Company will, at the time of issuance of the New Shares or the Rights, be effectively administered in the jurisdiction of its incorporation and have its “centre of main interests” within the meaning of Article 3 of the Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings (the EU Insolvency Regulation) in such jurisdiction;

(k)                                 that the authorizations of the management board and the supervisory board of the Company to issue New Shares will be validly adopted, duly registered with the commercial register and that the subscription rights of existing holders of common shares will not be excluded in connection with the issuance of New Shares;

(l)                                     that the invitation to exercise the Rights, including the subscription price and the subscription ratio, will be duly published in accordance with Austrian law and that the Rights will be validly exercised within the statutory exercise period, which period may not be shorter than two weeks; and

(m)                             that the Registration Statement has been or will have been filed with the U.S. Securities and Exchange Commission in the form referred to in this opinion.

Opinion

7.     Based on the foregoing and subject to the qualifications and limitations stated herein and to any factual matters or documents not disclosed to us and having regard to such considerations of Austrian law in force as at the date of this opinion, as we consider relevant, we are of the opinion that:

(a)                                 upon timely resolution of the management and supervisory board of the Company to issue the New Shares out of authorized capital, credit of the issue price for the New Shares to the special capital increase account of the Company, registration of the capital increase with respect to the New Shares by the commercial register and delivery to the underwriters or purchasers of the New Shares in accordance with the applicable underwriting agreement or other purchase agreement, the New Shares will be duly and validly authorized, issued and, subject to payment of the difference between the nominal amount and the final offer price, fully paid and non-assessable (which term, as used herein, means that no further sums, in addition to the amount required for the New Shares to be fully paid, are required to be paid to the Company by the holders of such New Shares solely as a result of such holder’s ownership of such New Shares);

(b)                                 the Rights are legally valid rights of the existing holders of common shares of the Company to subscribe for the New Shares at the subscription ratio as determined by the management board and the supervisory board of the Company; and

(c)                                  upon timely resolution of the management and supervisory board of the Company to issue New Shares out of authorized capital without excluding subscription rights, exercise of the Rights, subsequent resolutions of the management and supervisory board of the Company following such exercise, credit of the issue price for the New Shares to the special capital increase account of the Company, registration of the capital increase with respect to the New Shares by the commercial register and delivery to the underwriters or purchasers of the New Shares in accordance with the applicable underwriting agreement or other purchase agreement, the New Shares following the exercise of the Rights will be duly and validly authorized, issued and, subject to payment of the difference between the nominal amount and the final offer price, fully paid and non-assessable (which term, as used herein, means that no further sums, in addition to the amount required for the New Shares to be fully paid, are required to be paid to the Company by the holders of such New Shares solely as a result of such holder’s ownership of such New Shares).

Qualifications and Limitations

8.     This opinion is subject to the following qualifications and limitations:

(a)                                for the purposes of this opinion we have relied upon the accuracy and completeness of the Commercial Register Extract. Entries in the commercial register are made by qualified court clerks upon review of the relevant documents. As long as a fact to be entered in the commercial register has not been registered and made public, it cannot be invoked against a third party by the person in respect of whose affairs it ought to have been entered, unless the first had knowledge of such fact. If the fact has been entered and made public, it can be held against a third party; this does not apply to legal acts undertaken within 15 days after publication, if the third party proves that he neither knew nor should have known of the fact entered in the commercial register. If someone causes an inaccurate entry being made in the commercial register or if he has recognized or could have recognized that an entry in the commercial register is inaccurate (even if he did not cause the inaccurate entry) and does not have it deleted, the inaccurate entry may be held against him by a third party in business dealings, unless he proves that the third party did not act in reliance on such entry or that the third party knew or gross negligently failed to know of the incorrectness of the entry.

However, the Commercial Register Extract is, in particular, not capable of revealing conclusively whether or not an application has been filed for:

(i)            a winding up order has been made or a resolution has been passed for the winding up of the Company; or

(ii)           a receiver or liquidator has been appointed; or

(iii)          amendments to the Articles have been made,

as notice of these matters may not be filed with the commercial court immediately and, when filed, may not be entered in the commercial register database immediately. In addition, such searches are not capable of revealing, before a relevant order is made, whether or not a winding up petition has been presented, because such a petition would not be published in the commercial register;

(b)                                the Search made of the insolvency database in relation to the Company is only capable of revealing whether or not insolvency or business supervision proceedings (and any details relating thereto) have been published online at the insolvency database with respect to the Company. It is not capable of revealing whether or not such petition with respect to such insolvency or business supervision proceedings has been presented, since such petitions will not be published in the insolvency database and, under Austrian law, insolvency or business supervision proceedings are not regarded as having commenced until the day following the publication of a decree to such effect (Insolvenzedikt) online with the insolvency database;

(c)                                 the insolvency registers interconnection search interface of the European e-Justice Portal is a service provided by the European Commission. However, there is no legal basis yet for this search interface, in particular, there are no legal provisions regarding the reliance on the search results and data provided. Only some EU Member States are participating. We made a “simple search” using the name of the Company as search criteria. Participating registers may have specific national rules on the search criteria necessary, how long data is retained (details of insolvency proceedings might no longer be searchable), etc;

(d)                                we have, not searched the collection of documents (Urkundensammlung) containing physical and electronic documents which were filed for entries (or deletions of entries) in the main book of the commercial register regarding the Company or in compliance with certain other legal requirements. Therefore, we have relied on the extract of the main book of the commercial register as set out in clause 5(a) but have not verified those findings by examining whether there are any discrepancies or other deficiencies apparent from the documents otherwise contained in the collection of documents (Urkundensammlung);

(e)                                 Pursuant to section 153(1) Stock Corporation Act (Aktiengesetz), shareholders generally are entitled to subscription rights (Bezugsrechte) allowing them to subscribe for any new shares (including securities convertible into shares, securities with warrants to purchase shares, securities with profit participation or participation certificates) to maintain their existing share in a company’s share capital. Such subscription rights are in proportion to the number of shares held by the shareholder. Shareholders may waive or transfer their subscription rights. According to section 65(5) of the Stock Corporation Act, treasury shares held by a company are not entitled to subscription rights. Also, the management board of a company may be entitled under the articles of association of such company to exclude subscription rights in accordance with section 153(3) Stock Corporation Act.

Benefit of Opinion

9.     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” contained in the prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP
Attorneys at Law, Vienna